EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 9, 2026, relating to the consolidated financial statements of RXO, Inc. and the effectiveness of RXO, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of RXO, Inc. for the year ended December 31, 2025.

/s/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina

September 16, 2026